Exhibit 99.1

PC Connection, Inc. Reports Second Quarter Results

SECOND QUARTER SUMMARY:

  Net sales: $377 million, down 16% y/y
  SG&A expense down 13% y/y
  Diluted loss: $0.24 per share; pro forma earnings: $0.04 per share
  Cash balance: $67 million

MERRIMACK, N.H.--(BUSINESS WIRE)--July 30, 2009--PC Connection, Inc. (NASDAQ: PCCC), a leading direct marketer of information technology (IT) products and services, today announced results for the quarter ended June 30, 2009. Net sales for the three months ended June 30, 2009 were $377.3 million, a decrease of $72.1 million or 16.1%, compared to $449.4 million for the three months ended June 30, 2008. Net loss for the quarter was $6.5 million, or $0.24 per share, compared to net income of $5.1 million, or $0.19 per share, for the corresponding prior year period.

The quarter ended June 30, 2009 included $12.1 million of special charges related primarily to the previously announced write-off of a software development project that reduced earnings and earnings per share. Approximately $11.6 million of these charges were non-cash charges. Had special charges not been incurred, pro forma net income for the quarter ended June 30, 2009 would have been $1.1 million, or $0.04 per share, compared to net income of $5.1 million, or $0.19 per share, for the quarter ended June 30, 2008. The Company did not record any special charges for the second quarter of 2008. A reconciliation between net loss on a GAAP basis and pro forma net income is provided in a table below immediately following the Consolidated Statements of Operations.

Net sales for the six months ended June 30, 2009 were $703.5 million, a decrease of $169.6 million or 19.4%, compared to $873.1 million for the six months ended June 30, 2008. Net loss for the six months ended June 30, 2009 was $8.1 million, or $0.30 per share, compared to net income of $9.9 million, or $0.37 per share, for the six months ended June 30, 2008. The six-month period ended June 30, 2009 included special charges that reduced earnings and earnings per share. Had these charges not been incurred, pro forma net income for the six months ended June 30, 2009 would have been $71 thousand, or substantially break-even on a per share basis, compared to $9.9 million, or $0.37 per share, for the six months ended June 30, 2008. The Company did not record any special charges for the six months ended June 30, 2008.

Quarterly Sales by Business Segment:

  Net sales for the small- and medium-sized business (SMB) segment decreased by 25.2% to $176.7 million compared to the second quarter of 2008. The year-over-year decline in SMB sales reflects the industry-wide economic conditions and credit constraints.
  Net sales for MoreDirect, Inc., the Company’s Large Account segment, decreased by 13.9% to $109.7 million compared to the second quarter of 2008. MoreDirect continued to see large enterprise customers delaying IT purchases given current budget constraints.
  Net sales to government and education customers (Public Sector segment) increased by 6.1% to $90.9 million compared to the second quarter of 2008. Increased federal contract sales contributed to the year-over-year increase as both education sales and sales to state and local governments were largely unchanged compared to the prior year period.

Quarterly Sales by Product Mix:

  Software sales emerged as the Company’s largest product category in the second quarter of 2009. This product category was unchanged year over year in dollars but accounted for 15% of net sales in the second quarter of 2009 compared to 13% of net sales in the second quarter of 2008. Several large federal sales offset slight declines on the corporate side of the business.
  Notebooks and PDA sales decreased by 22% year over year and accounted for 14% of net sales in the second quarter of 2009 compared to 16% of net sales in the second quarter of 2008. Lower average selling prices, or ASPs, continued to reduce revenues. Competitive pricing pressures as well as the growth of netbook sales impacted ASPs.
  Accessories/Other sales increased by 4% year over year, accounting for 14% of net sales in the second quarter of 2009 compared to 11% of net sales in the corresponding prior year period. Increased sales of specialized communication equipment and solutions contributed to the year-over-year growth.
  Desktop/Servers sales decreased by 13% year over year and accounted for 14% of net sales in the second quarter of 2009 and 2008. Lower unit volumes accounted for this decrease as server ASPs were level year over year.

Gross profit dollars decreased by $12.5 million, or 22.0%, in the second quarter of 2009 from the corresponding period a year ago due to reduced revenues and lower gross profit margins. Gross profit margin, as a percentage of net sales, declined year over year by 89 basis points to 11.8% in the second quarter of 2009. As a result of aggressive price competition, lower invoice margins and freight revenues decreased overall gross profit margins in the second quarter of 2009 compared to the prior year quarter.

Overall annualized sales productivity decreased by 8% in the second quarter of 2009 compared to the second quarter of 2008. Sales productivity decreases by segment were 10% for SMB, 4% for Large Account, and 13% for Public Sector. The Public Sector decrease was due to increased headcount added in the fourth quarter of 2008. On a consolidated basis, the total number of sales representatives was 603 at June 30, 2009, compared to 667 at June 30, 2008 and 629 at March 31, 2009. The Company reduced both sales representatives and sales support headcount given the year-over-year declines in revenues experienced in each of the past three quarters.

Total selling, general and administrative expenses for the quarter decreased year over year by $6.1 million, or 12.6%, but increased as a percentage of net sales to 11.2% for the second quarter of 2009 from 10.7% for the second quarter of 2008. The year-over-year dollar decrease was primarily attributable to reduced headcount, lower variable compensation associated with decreased gross profits, and decreased advertising expenditures.

“Despite the challenging business environment, and excluding the special charges we incurred during the quarter, we did make progress on restoring profitable growth to our business. On a pro forma basis, PC Connection generated $1.1 million of net income in Q2,” said Patricia Gallup, Chairman and Chief Executive Officer. “While the near-term industry outlook remains somewhat uncertain, we continue to be optimistic about the long-term demand for IT products and solutions. Our balance sheet remains strong, and we believe the strategies and talented team we have in place position us well for future success.”

About PC Connection, Inc.

PC Connection, Inc., a Fortune 1000 company, has three sales subsidiaries: PC Connection Sales Corporation, MoreDirect, Inc., and GovConnection, Inc., headquartered in Merrimack, NH, Boca Raton, FL, and Rockville, MD, respectively. All three companies can deliver custom-configured computer systems overnight. Investors and media can find more information about PC Connection, Inc. at http://ir.pcconnection.com.

PC Connection Sales Corporation (1-800-800-5555), the original business of PC Connection, Inc. serving the small- and medium-sized business sector (SMB), is a rapid-response provider of IT products and services. It offers more than 150,000 brand-name products through its staff of technically trained sales account managers and catalog telesales representatives, catalogs, and publications, and its website at www.pcconnection.com. The subsidiary serves the Apple/Macintosh community through its MacConnection division (1-800-800-2222), which also publishes specialized catalogs and is online at www.macconnection.com.

MoreDirect, Inc. (561-237-3300), www.moredirect.com, provides corporate technology buyers with a comprehensive web-based e-procurement solution and in-depth IT supply-chain expertise, serving as a one-stop source by aggregating more than 300,000 products from the inventories of leading IT wholesale distributors and manufacturers. MoreDirect’s TRAXX™ system is a seamless end-to-end interface that empowers clients to electronically source, evaluate, compare prices, and track related technology product purchases in real-time.

GovConnection, Inc. (1-800-800-0019) is a provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, catalogs, and publications, and online at www.govconnection.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of changes in market demand and the overall level of economic activity and environment, or in the level of business investment in information technology products, competitive products and pricing, product availability and market acceptance, new products, fluctuations in operating results, and the ability of the Company to manage personnel levels in response to fluctuations in revenue, and other risks that could cause actual results to differ materially from these detailed under the caption “Risk Factors” in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the quarter ended March 31, 2009. More specifically, the statements in this release concerning the Company’s outlook for 2009 and other statements of a non-historical basis (including statements regarding the Company’s ability to grow revenues, increase market share, and make further cost reductions as needed) are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, the continued acceptance of the Company's distribution channel by vendors and customers, continuation of key vendor and customer relationships and support programs, and the ability of the Company to hire and retain qualified sales representatives and other essential personnel. The Company assumes no obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise.

CONSOLIDATED SELECTED FINANCIAL RESULTS
At or for the Three Months Ended June 30,	2009		2008
(Dollars and shares in thousands, except operating data, price/earnings ratio, and per share data)		% of		% of	%
		Net Sales		Net Sales	Change

Operating Data:
Net sales	$377,262		$449,399		(16)%
Diluted (loss) earnings per share	$(0.24)		$0.19

Gross profit margin	11.8%		12.6%
Operating margin	(2.6)		1.9
Return on equity (1)	(11.2)		8.8

Catalogs distributed	2,822,000		3,060,000		(8)%
Orders entered (2)	333,900		361,500		(8)%
Average order size (2)	$1,413		$1,462		(3)%

Inventory turns (1)	23		24
Days sales outstanding	47		45

Product Mix:
Software	$56,765	15%	$57,010	13%	—%
Notebooks & PDAs	54,336	14	69,939	16	(22)
Desktops/Servers	53,735	14	62,035	14	(13)
Video, Imaging & Sound	46,322	12	64,521	14	(28)
Net/Com Products	38,335	10	51,046	11	(25)
Printers & Printer Supplies	32,008	9	40,305	9	(21)
Storage Devices	31,010	8	36,583	8	(15)
Memory & System Enhancements	12,905	4	17,887	4	(28)
Accessories/Other	51,846	14	50,073	11	4
Total	$377,262	100%	$449,399	100%	(16)

Net Sales of Enterprise Server and Networking Products (included in the above Product Mix):

	$144,211	38%	$163,228	36%	(12)%

Stock Performance Indicators:
Actual shares outstanding	26,864		27,057
Total book value per share	$8.48		$8.72
Tangible book value per share	$6.63		$6.50
Closing price	$5.25		$9.31
Market capitalization	$141,036		$251,901
Trailing price/earnings ratio (3)	(19)		11

(1) Annualized
(2) Does not reflect cancellations or returns
(3) Earnings is based on the last four quarters

SELECTED SEGMENT INFORMATION
For the Three Months Ended June 30,	2009		2008
	Net	Gross	Net	Gross
(amounts in thousands)	Sales	Margin (%)	Sales	Margin (%)

PC Connection Sales Corporation (SMB)	$176,737	13.7%	$236,375	14.0%
MoreDirect (Large Account)	109,674	10.3	127,368	11.8
GovConnection (Public Sector)	90,851	9.6	85,656	10.0
Total	$377,262	11.8%	$449,399	12.6%

CONSOLIDATED STATEMENTS OF OPERATIONS
Three Months Ended June 30,	2009		2008
(amounts in thousands, except per share data)	Amount	% of Net Sales	Amount	% of Net Sales

Net sales	$377,262	100.0%	$449,399	100.0%
Cost of sales	332,920	88.2	392,559	87.4
Gross profit	44,342	11.8	56,840	12.6

Selling, general and administrative expenses	42,118	11.2	48,173	10.7
Special charges	12,064	3.2	-	-
(Loss) income from operations	(9,840)	(2.6)	8,667	1.9

Interest expense	(152)	-	(199)	-
Other, net	160	-	205	-
Income tax benefit (provision)	3,373	0.9	(3,586)	(0.8)
Net (loss) income	($6,459)	(1.7)%	$5,087	1.1%

(Loss) earnings per common share:
Basic	$(0.24)		$0.19
Diluted	$(0.24)		$0.19

Weighted average common shares outstanding:
Basic	26,819		26,807
Diluted	26,819		26,930

CONSOLIDATED STATEMENTS OF OPERATIONS
Six Months Ended June 30,	2009		2008
(amounts in thousands, except per share data)	Amount	% of Net Sales	Amount	% of Net Sales

Net sales	$703,483	100.0%	$873,123	100.0%
Cost of sales	617,530	87.8	763,539	87.5
Gross profit	85,953	12.2	109,584	12.5

Selling, general and administrative expenses	85,407	12.1	93,566	10.7
Special charges	12,955	1.9	-	-
(Loss) income from operations	(12,409)	(1.8)	16,018	1.8

Interest expense	(286)	-	(361)	-
Other, net	359	0.1	364	-
Income tax benefit (provision)	4,258	0.6	(6,160)	(0.7)
Net (loss) income	($8,078)	(1.1)%	$9,861	1.1%

(Loss) earnings per common share:
Basic	$(0.30)		$0.37
Diluted	$(0.30)		$0.37

Weighted average common shares outstanding:
Basic	26,819		26,834
Diluted	26,819		26,952

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A RECONCILIATION BETWEEN GAAP AND PRO FORMA RESULTS
This information is being provided so as to allow for a comparison of our operating results without special charges.

June 30,	Three Months Ended		Six Months Ended
(amounts in thousands)	2009	2008	2009	2008

GAAP net (loss) income	($6,459)	$5,087	($8,078)	$9,861
Special charges (after tax):
Software development write-off and related charges	7,378	-	7,378	-
Management restructuring	195	-	771	-
Total special charges (after tax)	7,573	-	8,149	-

Pro forma net income	$1,114	$5,087	$71	$9,861

CONSOLIDATED BALANCE SHEETS	June 30,	December 31,
(amounts in thousands)	2009	2008

ASSETS
Current Assets:
Cash and cash equivalents	$67,310	$47,003
Accounts receivable, net	168,918	185,885
Inventories	57,890	60,813
Deferred income taxes	4,284	4,244
Income taxes receivable	4,296	1,448
Prepaid expenses and other current assets	3,377	3,626
Total current assets	306,075	303,019
Property and equipment, net	14,028	24,483
Goodwill	48,060	48,060
Other intangibles, net	1,685	2,220
Other assets	496	385
Total Assets	$370,344	$378,167

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Current maturities of capital lease obligation to affiliate	$738	$699
Accounts payable	102,196	101,783
Accrued expenses and other liabilities	20,117	19,993
Accrued payroll	8,662	6,337
Total current liabilities	131,713	128,812
Capital lease obligation to affiliate, less current maturities	3,231	3,610
Deferred income taxes	3,585	6,183
Other liabilities	4,066	4,238
Total Liabilities	142,595	142,843
Stockholders’ Equity:
Common stock	273	273
Additional paid-in capital	96,306	95,997
Retained earnings	134,258	142,336
Treasury stock at cost	(3,088)	(3,282)
Total Stockholders’ Equity	227,749	235,324
Total Liabilities and Stockholders’ Equity	$370,344	$378,167

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
Six months ended June 30, 2009 (amounts in thousands)
	Common Stock		Additional	Retained	Treasury Shares
	Shares	Amount	Paid-In Capital	Earnings	Shares	Amount	Total

Balance – January 1, 2009	27,326	$273	$95,997	$142,336	(492)	$(3,282)	$235,324

Stock compensation expense	-	-	646	-	-	-	646

Issuance of common stock under Employee
Stock Purchase Plan	28	-	138	-	-	-	138

Tax shortfall from stock-based compensation			(103)				(103)

Repurchase of common stock for treasury	-	-	-	-	(50)	(178)	(178)

Nonvested stock awards	-	-	(372)	-	58	372	-

Net loss	-	-	-	(8,078)	-	-	(8,078)

Balance – June 30, 2009	27,354	$273	$96,306	$134,258	(484)	$(3,088)	$227,749

CONSOLIDATED STATEMENTS OF CASH FLOWS
Six Months Ended June 30, (amounts in thousands)	2009	2008

Cash Flows from Operating Activities:

Net (loss) income	$(8,078)	$9,861
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Non-cash portion of special charges	11,625	-
Depreciation and amortization	3,536	3,505
Provision for doubtful accounts	1,233	696
Deferred income taxes	(2,638)	1,751
Stock compensation expense	646	531
Tax (shortfall) benefit from share-based compensation	(103)	10
Loss on disposal of fixed assets	15	-
Excess tax benefit from exercise of stock options	-	(3)

Changes in assets and liabilities:
Accounts receivable	15,734	7,921
Inventories	2,923	11,122
Prepaid expenses and other current assets	(2,599)	(250)
Other non-current assets	(111)	12
Accounts payable	596	(89)
Accrued expenses and other liabilities	2,277	(1,444)
Net cash provided by operating activities	25,056	33,623

Cash Flows from Investing Activities:

Purchases of property and equipment	(4,369)	(5,465)
Net cash used for investing activities	(4,369)	(5,465)

Cash Flows from Financing Activities:

Proceeds from short-term borrowings	1,545	35,345
Repayment of short-term borrowings	(1,545)	(35,345)
Repayment of capital lease obligation	(340)	(252)
Purchase of treasury shares	(178)	(939)
Issuance of stock under Employee Stock Purchase Plan	138	129
Exercise of stock options	-	76
Excess tax benefit from exercise of stock options	-	3
Net cash used for financing activities	(380)	(983)
Increase in cash and cash equivalents	20,307	27,175
Cash and cash equivalents, beginning of period	47,003	13,741
Cash and cash equivalents, end of period	$67,310	$40,916

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CONTACT:
PC Connection, Inc.
Stephen Baldridge, 603-683-2322
Sr. Vice President of Finance & Corporate Controller